UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the securities exchange act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

INNOVAGE HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	001-40159	81-0710819
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8950 E. Lowry Boulevard Denver, CO (Address of principal executive offices)	80230 (Zip Code)

(844) 803-8745

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INNV	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2023, the Board of Directors (the “Board”) of InnovAge Holding Corp. (the “Company”) appointed Benjamin C. Adams as Chief Financial Officer of the Company effective July 10, 2023 (the “Transition Date”). Mr. Adams will replace Barbara Gutierrez, who will step down from the role of Chief Financial Officer, effective as of the Transition Date, and will remain employed by the Company as Senior Advisor to Mr. Adams and the Company’s Chief Executive Officer to support the transition through September 15, 2023.

Appointment of Chief Financial Officer

Mr. Adams, age 59, was most recently chief financial officer of Keystone Peer Review Organization, Inc. (“Kepro”), a healthcare company providing technology services to government-sponsored and commercial health payers across the country, which he joined in 2021. Prior to joining Kepro, Mr. Adams worked as executive vice president and chief financial officer at RxSense, LLC, a leading healthcare technology company providing direct to consumer pharmacy discount programs and B2B technology solutions, from 2018 to 2021. Earlier in his career, Mr. Adams was a senior health care investment banker for more than two decades. Mr. Adams has a B.A. in economics from Tufts University and an M.B.A. in Finance with Honors from Columbia Business School.

In connection with his appointment, Mr. Adams and Total Community Options, Inc., a wholly-owned subsidiary of the Company, have entered into an employment agreement, effective July 10, 2023 (the “Employment Agreement”), pursuant to which Mr. Adams will receive (i) an annual base salary of $435,000 and (ii) an annual discretionary cash bonus with a target equal to 50% of Mr. Adams’ annual base salary. The Employment Agreement provides that, upon a termination of Mr. Adams’ employment by the Company without “cause” (and not due to his death or “disability”) or by Mr. Adams for “good reason,” each as defined therein, subject to Mr. Adams’ execution, delivery and non-revocation of a general release of claims in favor of the Company, Mr. Adams will be entitled to severance in addition to payment of any base salary earned but not paid, pay in lieu of accrued but unused paid-time-off, reimbursement of any unreimbursed business expenses, and payment of any annual bonus earned but not yet paid in respect of the fiscal year completed immediately prior to the date of termination. Severance will consist of (i) 12 months of continued base salary payments, (ii) an amount equal to his target annual bonus, payable in equal installments over the 12-month post-termination period, and (iii) continued healthcare coverage under the Company’s plan, at the Company’s cost, for 12 months post-termination (unless Mr. Adams becomes employed by another employer and is eligible for coverage under such employer’s group health care plans). The Employment Agreement also provides that Mr. Adams will be eligible to participate in the TCO Group Holdings, L.P. Management Incentive Plan and eligible to receive the award of Class B Units described below. The Employment Agreement contains perpetual confidentiality and mutual non-disparagement covenants and non-competition and non-solicitation covenants that apply during employment and for 12 months thereafter.

In addition, pursuant to a Class B Unit Award Agreement, effective July 10, 2023 (the “Class B Unit Award Agreement”), by and between Mr. Adams and TCO Group Holdings, L.P., the Company’s largest shareholder (“TCO Group Holdings”), Mr. Adams will receive a grant of 863,700 Class B Units of TCO Group Holdings. Fifty percent of such units are subject to time-based vesting, vesting annually in substantially equal installments over four years on the first four anniversaries of the vesting commencement date. The remaining 50% of such units are subject to performance-based vesting, and will vest as to (i) one-third if, upon the consummation of a Change of Control (as defined below), Ignite Aggregator LP, the vehicle through which Apax Partners holds its investment in TCO Group Holdings (the “Apax Investor”), achieves a multiple on invested capital (as calculated pursuant to the Second Amended and Restated Limited Partnership Agreement of TCO Group Holdings) (“MOIC”) equal to two times (2.0x); or (ii) 100% if, upon the consummation of a Change of Control, the Apax Investor achieves a MOIC equal to at least two and one-half times (2.5x), in each case, subject to continued employment through the date of such Change of Control. None of the performance-based units will vest if the Apax Investor achieves a MOIC less than 2.0x as of a Change of Control.

The time-based Class B Units are subject to (A) pro-rata vesting upon a termination without “cause,” due to death or disability or for “good reason” (each as defined in the Employment Agreement) that occurs prior to the one-year anniversary of the vesting commencement date, and (B) 100% acceleration upon a Change of Control, subject to continued service on such date. The performance-based Class B Units will remain eligible to vest following a termination without “cause,” due to death or disability or for “good reason” (in each case pursuant to the terms of the Employment Agreement) that occurs within the 120th-day period preceding the execution of a definitive agreement that ultimately results in a Change of Control.

Change of Control is defined as (a) the sale of all or substantially all of the assets (including shares of common stock of the Company) of TCO Group Holdings and its subsidiaries on a consolidated basis to unaffiliated parties, (b) a merger, reorganization, consolidation or other similar corporate transaction of TCO Group Holdings as a result of which, unaffiliated parties beneficially own a majority of the outstanding voting securities, and rights to the majority of the residual economic interests in the common equity, of a successor entity, or (c) the acquisition of a majority of the outstanding voting securities, and rights to the majority of the residual economic interests in the common equity, of TCO Group Holdings by unaffiliated parties.

There are no arrangements or understandings between Mr. Adams and any other person pursuant to which Mr. Adams was appointed as Chief Financial Officer of the Company. Mr. Adams does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Adams and the Company.

Transition and Separation Agreement

In connection with her transition, Ms. Gutierrez and Total Community Options, Inc. entered into a Transition and Separation Agreement, dated as of July 3, 2023 (the “Transition Agreement”), pursuant to which Ms. Gutierrez will step down from the role of Chief Financial Officer as of the Transition Date and will remain employed by the Company as Senior Advisor to Mr. Adams and the Company’s Chief Executive Officer to support the transition through September 15, 2023 (such date, or earlier date if Ms. Gutierrez terminates her employment for any reason or the Company terminates Ms. Gutierrez’s employment for cause, the “Separation Date”, and the period beginning on the Transition Date and ending on the Separation Date, the “Transition Period”).

Pursuant to the Transition Agreement, Ms. Gutierrez will continue to receive payment of her annual base salary of $435,000 and employee benefits during the Transition Period.

In addition, in consideration of Ms. Gutierrez’s services during the Transition Period, the Transition Agreement provides that upon termination of Ms. Gutierrez’s employment following the effective date of the Transition Agreement for any reason, then subject to Ms. Gutierrez’s execution and non-revocation of a general release of claims and continued compliance with the covenants and obligations set forth in the Transition Agreement, the Company will provide Ms. Gutierrez with the following payments and benefits: (i) base salary continuation for 12 months following the separation date, (ii) an amount equal to Ms. Gutierrez’s annual bonus for the last completed fiscal year, and (iii) continued payment of the premium required to be paid for Ms. Gutierrez’s continued participation in the Company’s health care plan for the earlier of (x) 12 months following the Separation Date, or (y) until she is employed by another company.

In addition, provided that Ms. Gutierrez’s employment is not terminated prior to September 15, 2023 (i) by the Company for cause or (ii) due to Ms. Gutierrez’s voluntary resignation, subject to Ms. Gutierrez’s execution and non-revocation of a general release of claims and continued compliance with the covenants and obligations set forth in the Transition Agreement, the Company will provide Ms. Gutierrez with a pro rata portion of Ms. Gutierrez’s discretionary annual bonus for fiscal year 2024 (if any), based on Ms. Gutierrez’s actual performance through September 15, 2023.

In addition, pursuant to a Letter Agreement, dated as of July 3, 2023, between Ms. Gutierrez and TCO Group Holdings (the “Class B Unit Letter Agreement”), 82,756.13 of Ms. Gutierrez’s Class B Units scheduled to vest on July 27, 2024 will vest on September 15, 2023 (or such earlier termination date as mutually agreed between Ms. Gutierrez and Total Community Options, Inc.), subject to Ms. Gutierrez’s continued employment through such date and execution of a release. Further, in the event Ms. Gutierrez and Total Community Options, Inc. mutually agree that Ms. Gutierrez’s employment will terminate on or before July 27, 2023, subject to Ms. Gutierrez’s execution of a release, 198,614.71 of Ms. Gutierrez’s Class B Units scheduled to vest on July 27, 2023 will vest on such termination date.

The foregoing descriptions of the Employment Agreement, the Class B Unit Award Agreement, the Transition Agreement and the Class B Unit Letter Agreement are not complete and are qualified by reference to the full text and terms of such documents, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this report and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of a press release announcing the transition described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Employment Agreement, dated as of July 3, 2023, by and between Total Community Options, Inc. and Benjamin C. Adams
10.2	Class B Unit Award Agreement, effective July 10, 2023, by and between TCO Group Holdings, L.P. and Benjamin C. Adams
10.3	Transition and Separation Agreement, dated as of July 3, 2023, by and between Total Community Options, Inc. and Barbara Gutierrez
10.4	Letter Agreement relating to Class B Units, dated as of July 3, 2023, by and between TCO Group Holdings, L.P. and Barbara Gutierrez
99.1	Press Release of InnovAge Holding Corp., dated July 5, 2023
104	Cover Page Interactive Data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2023	INNOVAGE HOLDING CORP.

	By:	/s/ Patrick Blair
	Name:	Patrick Blair
	Title:	President and Chief Executive Officer